Exhibit 11

                                    AEROFLEX INCORPORATED AND SUBSIDIARIES

                                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

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                                                                         Year Ended June 30,
                                                               1996            1995           1994
                                                               ----            ----           ----


COMPUTATION OF ADJUSTED NET INCOME (LOSS):
  Income (loss) from continuing operations                $(17,420,000)    $ 6,587,000    $ 5,850,000
  Discontinued operations                                       -              462,000        187,000
                                                          ------------     -----------    -----------
  Net income (loss) for primary earnings per common share $(17,420,000)      7,049,000      6,037,000
                                                          ============
  Add:  debenture interest and amortization expense,
    net of income taxes                                                        757,000        293,000
                                                                           -----------    -----------

  Adjusted net income (loss) for fully diluted earnings
    per common share                                                       $ 7,806,000    $ 6,330,000
                                                                           ===========    ===========

COMPUTATION OF ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING:
  Weighted average shares outstanding                       11,971,000      11,733,000      9,962,000
                                                           ===========

    Add:  Effect of options and warrants outstanding                           619,000        564,000
                                                                           -----------    -----------
  Weighted average shares and common share equivalents used
    for computation of primary earnings per common share                    12,352,000     10,526,000
    Add:  Effect of additional options and warrants
      outstanding for fully diluted computation                                119,000         74,000
    Add:  Shares assumed to be issued upon conversion of
      debentures                                                             1,778,000      1,801,000
                                                                           -----------    -----------
  Weighted average shares and common share equivalents used for
    computation of fully diluted earnings per common share                  14,249,000     12,401,000
                                                                           ===========    ===========
EARNINGS (LOSS) PER COMMON SHARE AND COMMON SHARE EQUIVALENT:
  Primary:
    Income (loss) from continuing operations                     $(1.46)      $  .53        $  .55
    Discontinued operations                                         -            .04           .02
                                                                 ------       ------        ------
    Net income (loss)                                            $(1.46)      $  .57        $  .57
                                                                 ======       ======        ======
  Fully Diluted:
    Income (loss) from continuing operations                                  $  .52        $  .50
    Discontinued operations                                    Note 1            .03           .01
                                                                              ------        ------
    Net income (loss)                                                         $  .55        $  .51
                                                                              ======        ======

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Note 1 - As a result the loss, all options,  warrants and convertible debentures are anti-dilutive.
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